Filed Pursuant to Rule 424(b)(3)

Registration No. 333-277758

PROSPECTUS SUPPLEMENT

(To prospectus dated May 14, 2024 and prospectus supplement dated May 14, 2024)

Up to $39,966,424 Common Shares

This prospectus supplement supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in our prospectus supplement dated May 14, 2024 (the “Prior Supplement”), which together with the accompanying prospectus dated May 14, 2024, contained in our Registration Statement on Form S-3 (Registration No. 333-277758) (the “Base Prospectus”), relating to the offer and sale of our common shares from time to time through or to B. Riley Securities, Inc. (“B. Riley”) pursuant to a Sales Agreement dated March 22, 2024 that we entered into with B. Riley.

This prospectus supplement should be read in conjunction with the Prior Supplement and the Base Prospectus, including the documents incorporated by reference therein, and is qualified by reference to the Prior Supplement and the Base Prospectus, except to the extent that the information in this prospectus supplement supersedes the information in the Prior Supplement or the Base Prospectus. If there is any inconsistency between the information in the Prior Supplement and Base Prospectus, on the one hand, and this prospectus supplement, on the other, you should rely on the information in this prospectus supplement. Any information that is modified or superseded in the Prior Supplement or Base Prospectus shall not be deemed to constitute a part of the Prior Supplement or Base Prospectus, respectively, except as modified or superseded by this prospectus supplement. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Prior Supplement and the Base Prospectus, including any amendments or supplements thereto.

Our common shares trade on the NYSE American and on the Tel Aviv Stock Exchange under the symbol “LCTX.” On November 10, 2025, the last reported sale price of our common shares on the NYSE American was $1.81 per share.

Sales of our common shares, if any, under this prospectus supplement, the Prior Supplement and the Base Prospectus will be made by any method that is deemed an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). B. Riley is not required to sell any specific number or dollar amount of securities, but will act as a sales agent in connection with agency transactions using commercially reasonable efforts to sell on our behalf all of the common shares requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between B. Riley and us. In addition, B. Riley may act as principal in connection with any principal transactions. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

B. Riley will be entitled to a commission of up to 3.0% of the gross sales price per share sold under the sales agreement. In connection with the sale of the common shares on our behalf, B. Riley will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of B. Riley will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to B. Riley with respect to certain liabilities, including liabilities under the Securities Act.

We are also obligated to pay a former placement agent a cash fee of 6.0% of any gross proceeds we receive from the sale of any common shares under this prospectus supplement, the Prior Supplement and the Base Prospectus in block transactions to certain entities in which common shares are sold on or before November 13, 2025.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page S-4 of the Prior Supplement and under similar headings in the other documents that are incorporated by reference into the Prior Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley Securities

The date of this prospectus supplement is November 12, 2025.